SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2004

Featherlite, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-24804	41-1621676
(Commission File Number)	(IRS Employer Identification No.)

Highways 63 and 9

Cresco, Iowa 52136

(Address of Principal Executive Offices and Zip Code)

(563) 547-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On December 24, 2004, Featherlite, Inc. (the “Company”) entered into the Fifth Amendment to its Amended and Restated Loan Agreement dated July 31, 2002 with U.S. Bank National Association. The Fifth Amendment increases the Company’s maximum, asset-based line of credit from $14.0 million to $17.0 million, and extends the expiration date of the line of credit to October 31, 2008. Advance rates continue to be based upon 70% – 85% of the Company’s eligible accounts receivable and 30%—70% of the Company’s eligible inventory.

The Fifth Amendment also extends the maturity dates on the previously issued term notes, and provides $2.7 million for new capital expenditures in 2005:

•	A $2.0 million term loan for equipment requiring monthly principal and interest payments with a final maturity on August 1, 2007;

•	A $0.9 million term loan for equipment requiring monthly principal and interest payments with a final maturity on May 1, 2008;

•	A $5.2 million term loan for real estate requiring monthly principal and interest payments with a final maturity on October 31, 2008; and

•	A $2.7 million term loan available from time to time during 2005 for new capital expenditures, with monthly principal and interest payments and a final maturity on October 31, 2008.

Interest is payable on outstanding balances on the revolving line of credit and the term loans at an annual rate equal to the prime rate.

On January 21, 2005, the Company entered into a Mortgage Agreement with GE Commercial Finance Business Property Corporation (“GE Property”) whereby the Company purchased for $5.3 million the Sanford, Florida property primarily used by the Company’s motorcoach division. The agreement matures February 1, 2017, bears interest at 6.49% per annum and requires monthly principal and interest payments of $52,874. The Company’s payment obligations are secured by the Sanford property. Prior to entering into the agreement, the Company recorded the Sanford property on its balance sheet as a capital lease obligation.

On February 22, 2005, the Company entered into the Sixth Amendment to the Amended and Restated Agreement for Wholesale Financing dated October 6, 1997 with GE Commercial Distribution Finance Corporation (“GE Commercial”). The Sixth Amendment continues to provide for a maximum, asset-based line of credit of $25.0 million to finance new and used motorcoaches. Under the Sixth Amendment, GE Commercial will:

•	Advance the Company up to 90% of the value of new motorcoaches manufactured by the Company, up to an aggregate of $12.5 million; and

•	From time to time upon the Company’s request, provide the Company up to $12.5 million to finance the cost of new and used motorcoaches, provided that eligible new motorcoaches must be at least 361 days old and no more than 1,080 days old (measured from the date of manufacture) and used motorcoaches must be no more than ten model years old and not have been held by the Company for more than 720 days. Advance rates for each eligible new or used motorcoach will be determined in GE Commercial’s discretion, but may not exceed 70% of the value of each motorcoach. Advance rates for eligible new motorcoaches are subject to monthly 1.5% reductions after the Company has held the motorcoach more than 720 days. Advance rates on eligible used motorcoaches are subject to monthly 1.5% reductions after the Company has held the motorcoach more than 360 days.

The Sixth Amendment also modified the financial covenants in the agreement to conform in all material respects to those contained in the Company’s lending agreement with U.S. Bank.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01, the Company has entered into amendments to its primary credit facilities, and entered into a new term loan agreement in connection with the Company’s acquisition of its Sanford, Florida motorcoach facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2005

FEATHERLITE, INC.

By	/s/ JEFFERY A. MASON
Jeffery A. Mason
Chief Financial Officer